Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com

Samantha Ebinger (Media): 212-770-8433; samantha.ebinger@aig.com

AIG PROVIDES PRELIMINARY ESTIMATES OF THIRD QUARTER NET CATASTROPHE LOSSES

NEW YORK, October 9, 2017 — American International Group, Inc. (NYSE: AIG) announced today it currently expects to report third quarter 2017 pre-tax catastrophe losses net of reinsurance of $2.9 billion to $3.1 billion ($1.9 billion to $2.0 billion after-tax). This amount includes pre-tax estimated losses of $1.1 billion to $1.2 billion from Hurricane Harvey, $1.0 billion to $1.1 billion from Hurricane Irma, $600 million to $700 million from Hurricane Maria, and approximately $150 million in additional catastrophe losses including Mexico earthquakes.

Brian Duperreault, President and Chief Executive Officer said, “During this period of unprecedented catastrophes, our thoughts are with all who are affected by these storms. We are actively ensuring the safety and support of AIG employees, who acted selflessly to serve their colleagues, clients, and communities. Through AIG’s financial strength and long experience with natural catastrophes, our teams across the company have reacted quickly to provide our clients with the claim funds, resources, and expertise they need to recover and rebuild with greater resilience. We are proud of our response as a member of the industry and as a corporate citizen during this time of need.”

This preliminary estimate involves the exercise of considerable judgment. Due to the complexity of factors contributing to the losses, there can be no assurance that AIG’s ultimate losses associated with these events will not differ from this estimate, perhaps materially.

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Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results contemplated by these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

FOR IMMEDIATE RELEASE

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.